Exhibit 99.1

ISTA Pharmaceuticals Reports Third Quarter 2009 Financial Results

- Reports Operating Income and Positive Cash Flow Quarter -

-Increases Full-Year 2009 Revenue Guidance to $106-$109 million –

Irvine, Calif., November 3 – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the three months ended September 30, 2009. ISTA reported net revenue of $32.0 million for the three months ended September 30, 2009, a 47% increase over net revenue for the three months ended September 30, 2008. Included in the net revenue for the three months ended September 30, 2009 is $1.2 million associated with the launch of Bepreve™ (bepotastine besilate ophthalmic solution) 1.5% and $2.9 million of previously deferred revenue associated with the termination of a supply agreement. In addition, ISTA reported operating income of $5.2 million and positive cash flow of $8.2 million in the quarter, as the Company progresses towards reporting its first operating income breakeven year.

“In September, we received FDA approval to begin marketing Bepreve, a new treatment for ocular itching associated with allergic conjunctivitis. We immediately launched Bepreve, by making the decision to add over 60 new sales territories and shipping samples of Bepreve to key customers within days of the product’s approval. I am pleased to report we have been receiving strong positive feedback from physicians using Bepreve in their practices,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA. “Our sales force is excited, and we are very proud of what we have accomplished so far, but we have just begun. The ocular allergy market is the largest market we have entered to date, and Xibrom and Istalol continue to show strong growth. We believe ISTA will finish 2009 in a strong position to allow us to continue building upon our commercial success next year.

“With respect to our product candidates under development, we reported positive preliminary Phase 3 results from our Xibrom 0.09% QD confirmatory clinical study and are working diligently to file a supplemental New Drug Application (sNDA) in 2009. Our rich late-stage pipeline includes a new low-dose formulation of bromfenac for dry eye, which is expected to enter Phase 3 studies during the first half of 2010, and bepotastine nasal spray, both of which represent even larger market opportunities than ocular allergy. We are confident in our core products and in our ability to grow our business even further over the coming years as we launch new products.”

	Net Revenue (in millions, except percentage data)
	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	% Change	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	% Change
Xibrom	$21.4	$16.2	32%	$55.1	$41.6	32%
Istalol	5.1	3.9	31%	13.0	9.5	37%
Vitrase	1.4	1.5	-7%	4.0	3.7	8%
Bepreve	1.2	0.0	—	1.2	0.0	—
Total product	29.1	21.6	35%	73.3	54.8	34%
Other	2.9	0.1	—	3.1	0.2	—
Total	$32.0	$21.7	47%	$76.4	$55.0	39%

Third Quarter and Year to Date Operating Details

Net revenue for the three and nine months ended September 30, 2009 was $32.0 and $76.4 million, respectively, or an increase of 47% and 39%, respectively, over the same periods of 2008. Included in net revenue for the three and nine months in 2009 is $1.2 million associated with the launch of Bepreve and $2.9 million of previously deferred revenue associated with the termination of a supply agreement.

Gross margin for the three and nine months ended September 30, 2009 was 77%, or $24.7 million, and 76%, or $57.7 million, respectively, as compared to 73%, or $15.9 million, and 73%, or $40.2 million, respectively, for the same period in 2008. Product gross margin, excluding deferred revenue, was 75% for both the three and nine month periods ended September 30, 2009. The increase in product gross margin for the three and nine months ended September 30, 2009, as compared to the three and nine months ended September 30, 2008, was primarily the result of continued growth in prescription levels and market share, particularly for Xibrom.

Research and development expenses for the three and nine months ended September 30, 2009 were $6.3 million and $19.6 million, respectively, as compared to $7.8 million and $25.1 million, respectively, during the same periods in 2008. The decrease in research and development expenses for 2009 was primarily the result of a decrease in clinical development costs and the Company’s focus on shorter term development projects.

Selling, general, and administrative expenses for the three and nine months ended September 30, 2009 were $13.2 million and $38.9 million, respectively, as compared to $13.2 million and $40.2 million, respectively, for the same periods in 2008. The decrease is primarily indicative of an overall improvement in expense management.

Operating income for the three months ended September 30, 2009 was $5.2 million, compared with an operating loss of $5.1 million in the same period of 2008. For the nine months ended September 30, 2009, the operating loss was $0.8 million, as compared with an operating loss of $25.0 million for the same period in 2008.

Net loss for the three and nine months ended September 30, 2009 including the non-cash warrant valuation charges, was $0.9 million, or $0.03 per share, and $57.2 million, or $1.72 per share, respectively, as compared with a net loss of $9.6 million, or $0.29 per share, and $32.8 million, or $0.99 per share, for the same periods in 2008. Net loss for the three months ended September 30, 2009 included $1.0 million, or $0.03 per share, in one-time non-cash charges. In addition, the non-cash warrant valuation charges for the three and nine months ended September 30, 2009, of $3.4 million, or $0.10 per share, and $50.7 million, or $1.53 per share, respectively, reflect the change in the valuation of the warrants primarily driven by an increase in our stock price plus an increase in related volatility.

At September 30, 2009, ISTA increased its cash to $55.0 million, as compared to $46.9 million at June 30, 2009.

Based upon the continued growth of ISTA’s business, the Company provides this updated 2009 financial outlook:

•	Net product revenue for ISTA’s four marketed products for the full-year 2009 now is expected to be $103 to $106 million.

•

Total net revenue for full-year 2009, including net product revenue and $2.9 million from the one-time recognition of deferred revenue resulting from the previously disclosed modification of ISTA’s partnership with Otsuka, now is expected to be $106 to $109 million.

•	ISTA expects to be approximately operating income breakeven in 2009.

•	Full-year 2009 gross margin guidance has been increased to 73% to 75%.

•	Full-year 2009 research and development expenses are now expected to be approximately $23 to $26 million.

•

ISTA expects its net loss for 2009 (excluding any mark-to-market valuation adjustments relating to warrants issued in 2008) will be approximately $7 to $10 million, as its increased net revenue will offset the costs associated with launching Bepreve and expanding its sales force.

•	ISTA now expects to end 2009 with a cash balance of $45 to $55 million, including cash drawn on its Silicon Valley Bank Revolving Credit Facility.

Conference Call

ISTA will host a conference call with a simultaneous webcast, today November 3, 2009, at 5:00 PM Eastern Time, to discuss its third quarter 2009 results. To access the live conference call, U.S. and Canadian participants may dial 800-510-9691; international participants may dial 617-614-3453. The access code for the live call is 62898415. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 52451599. The conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA Pharmaceuticals

ISTA Pharmaceuticals is the fourth largest branded ophthalmic pharmaceutical business in the U.S. ISTA’s four marketed products plus its product candidates include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company is developing a strong product pipeline to fuel future growth and market share, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Bepreve™ (bepotastine besilate ophthalmic solution) 1.5%, Xibrom™ (bromfenac ophthalmic solution) 0.09%, Istalol® (timolol maleate ophthalmic solution) 0.5%, and Vitrase® (hyaluronidase injection) are trademarks of ISTA Pharmaceuticals.

Full prescribing information for Bepreve™ is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

Full prescribing information for Xibrom is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/XibromPI_XIB553.pdf

Forward-looking Statements

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release relating to ISTA’s 2009 expected financial results, the commercial launch of Bepreve, ISTA’s expectation to begin a Phase 3 study for ISTA’s low-dose formulation of bromfenac in the first half of 2010. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing, including the introduction of competitive generic products; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2008 and ISTA’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009.

CONTACT: Vince Anido, Ph.D., +1-949-788-5311, vanido@istavision.com; or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Investors: Juliane Snowden, jsnowden@burnsmc.com or Media: Justin Jackson, jjackson@burnsmc.com, both of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
		Adjusted		Adjusted
Revenue:
Product sales, net	$29,080	$21,604	$73,309	$54,749
License revenue	2,917	69	3,055	208

Total revenue	31,997	21,673	76,364	54,957
Cost of products sold	7,304	5,806	18,647	14,761

Gross profit margin	24,693	15,867	57,717	40,196
Costs and expenses:
Research and development	6,257	7,766	19,643	25,053
Selling, general, and administrative	13,187	13,198	38,874	40,150

Total costs and expenses	19,444	20,964	58,517	65,203

Income (loss) from operations	5,249	(5,097)	(800)	(25,007)
Other (expense) income:

Interest expense	(2,364)	(4,073)	(5,647)	(7,686)
Gain (loss) on derivative valuation	319	(422)	1,158	(380)
Loss on warrant valuation	(3,396)	—	(50,703)	—
Other, net	(725)	24	(1,183)	293

Total other expense, net	(6,166)	(4,471)	(56,375)	(7,773)

Net loss	$(917)	$(9,568)	$(57,175)	$(32,780)

Net loss per common share, basic and diluted	$(0.03)	$(0.29)	$(1.72)	$(0.99)

Shares used in computing net loss per common share, basic and diluted	33,251	33,037	33,210	33,018

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2009	December 31, 2008
		Adjusted
Cash and cash equivalents	$55,037	$48,316
Short-term investments	—	4,700
Working capital	26,644	31,500
Total assets	84,970	82,660
Total stockholders’ deficit	(78,410)	(17,199)